Exhibit 99.1

INSIGHTFULMIND LEARNING, INC.

Suite 300 - 1055 West Hastings Street Vancouver, B.C. V6E 2E9 Canada	Telephone 604-609-6152 Facsimile 604-684-6024 www.insightfulmind.com

NEWS RELEASE For Immediate Release	OTCBB - IMNDF
ACQUISITION OF CORONUS ENERGY CORP.

Vancouver, B.C. – August 11, 2009 – Jeff Thachuk, President of InsightfulMind Learning, Inc., (the “Company”) is pleased to announce that the Company has entered into an agreement to acquire all of the issued and outstanding shares of Coronus Energy Corp., a start-up stage company founded to deploy and operate utility-scale solar power systems in the State of California. The Company will acquire all of the outstanding shares of Coronus in exchange for 1,000,000 common shares of the Company, at a deemed value of $0.05 per share.  The issuance of the 1,000,000 common shares is subject to shareholder approval.

The Agreement requires, on or before closing, that 1,012,500 common shares of the Company held by Mr. Jeff Thachuk, President of the Company, be transferred to Mr. Mark Burgert, the sole principal of Coronus, that an aggregate of 452,500 stock options of the Company currently held by various persons be cancelled, and that Mr. Thachuk be appointed as a director and the Chairman, CEO, CFO, Secretary and Treasurer of Coronus.  At this time, the Company has effected the cancellation of the 452,500 stock options, and Mr. Thachuk’s appointments in Coronus have been formalized, with Mr. Burgert continuing to hold the office of President in Coronus.

Upon closing, the Company will engage Mr. Burgert as a consultant, and in consideration for this engagement, grant to Mr. Burgert an aggregate of 175,000 options exercisable at a price of $0.13 per share.  Additionally, upon closing, the 4,525,000 common shares of the Company then collectively held between Messrs. Thachuk and Burgert will be placed into voluntary escrow, to be released to each of

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them on the basis of one common share each for each $1.00 earned in revenue by the Company on a consolidated basis.

Assuming shareholder approval of the issuance of the 1,000,000 common shares is granted, the Company will also be seeking shareholder approval to change its name to Coronus Solar Inc., and to split its common stock on the basis of 2 new shares for each 1 old share. If the Company’s common stock is split, prior to completion of any of the above transactions, the number of purchase shares issued, and their deemed value, the number of shares transferred from Mr. Thachuk to Mr. Burgert, the number of stock options cancelled, the number of stock options granted to Mr. Burgert, and their exercise price, and the number of shares placed into escrow and releasable to Messrs. Thachuk and Burgert from escrow shall be adjusted proportionately.

On behalf of the Board of Directors,

InsightfulMind Learning, Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

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